Exhibit 99.1

OxySure Systems (OXYS) Improves Balance Sheet by Reducing Debt by Nearly $1 Million

FRISCO, Texas, January 27, 2014, (MarketWired) -- OxySure(R) Systems, Inc. (OXYS: OTCQB) ("OxySure," or the "Company"), a medical device innovator of life-saving, easy-to-use emergency oxygen solutions with its "oxygen from powder" technology, today announced that the Company has removed approximately $967,609  of claimed indebtedness from its balance sheet by converting notes and other indebtedness to restricted common stock at conversion prices ranging from $1.50 per share to $.76 per share.

On January 23, 2014 the Company received fully counter-executed agreements relating to the conversion of approximately $967,609 in claimed notes and other indebtedness with an effective date of December 31, 2013. The claimed indebtedness relate to (i) that certain Third Landlord Note issued to Sinacola Commercial Properties, Limited (“SCP”) in the principal amount of $110,000, of which the principal was converted to restricted common stock at a conversion price of $1.00 per share, and accrued interest was converted at $.76 per share; (ii) that certain Fourth Landlord Note in the principal amount of $110,715, of which the principal was converted to restricted common stock at a conversion price of $1.50 per share, and accrued interest was converted at $.76 per share; (iii) that certain Fifth Landlord Note in the principal amount of $50,000, of which the principal was converted to restricted common stock at a conversion price of $1.00 per share, and accrued interest was converted at $.76 per share; (iv) that certain Sixth Landlord Note in the principal amount of $50,000, of which the principal was converted to restricted common stock at a conversion price of $1.50 per share, and accrued interest was converted at $.76 per share; (v) that certain Seventh Landlord Note in the principal amount of $50,050, of which the principal was converted to restricted common stock at a conversion price of $1.00 per share, and accrued interest was converted at $.76 per share; (vi) that certain Eighth Landlord Note in the principal amount of $50,050, of which the principal was converted to restricted common stock at a conversion price of $1.50 per share, and accrued interest was converted at $.76 per share; and (vii) certain claimed indebtedness, which includes deferred rent and accrued interest, totaling approximately $489,703 which was converted to restricted common stock at approximately $.76 per share.

"The debt conversions demonstrate significant progress in our strategy to strengthen our balance sheet, especially as we set our sights on the goal of meeting the criteria for an uplisting to a senior exchange in the foreseeable future, " Julian T. Ross, CEO of OxySure Systems, stated. "As a result of these conversions, we are entering 2014 with a significantly improved financial profile.”

In total, the agreements require that the Company issue to SCP a total of approximately 1,268,167 shares of restricted common stock, which includes the common stock issuable pursuant to the conversions, as well as approximately 220,013 shares of restricted common stock related to considerations provided to the Company by SCP pursuant to a lease extension entered into with SCP simultaneously with the conversions. The lease extension extends the Company’s prior lease at its headquarters and production facility located at 10880 John W. Elliot Drive, Suite 600, Frisco, Texas 75033, to December 31, 2017. In terms of the lease extension, the Company’s rent during 2014 and 2015 will be approximately 4% lower than the final year’s rent stipulated by the original lease executed in 2007.

All of the shares issuable to SCP are to be issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, and are exempt from registration under the Securities Act of 1933. SCP represented that it is an accredited investor, as that term is defined in Regulation D, and that it is acquiring the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

About OxySure Systems, Inc.

OxySure Systems, Inc. (OXYS) is a medical technology company that focuses on the design, manufacture and distribution of specialty respiratory and medical solutions. The company pioneered a safe and easy to use solution to produce medically pure (USP) oxygen from inert powders. The company owns numerous issued patents and patents pending on this technology which makes the provision of emergency oxygen safer, more accessible and easier to use than traditional oxygen provision systems. OxySure's products improve access to emergency oxygen that affects the survival, recovery and safety of individuals in several areas of need: (1) Public and private places and settings where medical emergencies can occur; (2) Individuals at risk for cardiac, respiratory or general medical distress needing immediate help prior to emergency medical care arrival; and (3) Those requiring immediate protection and escape from exposure situations or oxygen-deficient situations in industrial, mining, military, or other "Immediately Dangerous to Life or Health" (IDLH) environments. www.OxySure.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this release that are not historical facts, including, without limitation, statements that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development, may be deemed to be forward-looking statements. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. These statements are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Except as may be required under applicable law, we assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of OxySure Systems, Inc. can be found in the filings of OxySure Systems, Inc. with the U.S. Securities and Exchange Commission.

Investor Contact:

Christian Hansen
Maximum Performance Advisors, Inc.
858-381-4677
christian@maximumperformanceadvisors.com